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                                                                       EXHIBIT 3


                      STOCK TRANSFER RESTRICTION AGREEMENT

         This Stock Transfer Restriction Agreement (this "Agreement") is made effective April 22, 1998, between BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation ("Parent"), and Brian R. Blackmarr,
("Shareholder").

         WHEREAS, Parent and the Shareholder have entered into that certain Agreement and Plan of Exchange dated December 18, 1997 ("Exchange Agreement") by and among Parent and the holders of all of the outstanding capital stock of BRIAN R. BLACKMARR AND ASSOCIATES, INC., a Texas corporation, which provides for the issuance to Shareholder of certain Common Stock, $.001 par value per share, of Parent ("Parent Common Stock");

         WHEREAS, as required by the Exchange Agreement, certain restrictions are to be placed on the disposition of the shares of Parent Common Stock to be issued to the Shareholder pursuant to the Exchange Agreement and on any other capital stock of Parent held by Shareholder.

         NOW, THEREFORE, in consideration of the Exchange Agreement and the premises and the agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

         1.      Definitions.

                 (a) For purposes hereof, the term "Stock" shall mean any capital stock of Parent now or at any time hereafter held of record or beneficially by the Shareholder, including, without limitation, the Parent Common Stock to be issued to the Shareholder pursuant to the Exchange Agreement.

                 (b) The term "Disposition" shall mean any direct or indirect transfer, assignment, gift, pledge, hypothecation, encumbrance or other disposition.

                 (c)      The term "Permitted Disposition" shall mean:

                          (i) A transfer of any Stock of the Shareholder upon the Shareholder's death to his estate, heirs or devisees by will or the laws of descent and distribution if each such transferee agrees in writing to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Shareholder by execution of an Adoption Agreement in the form attached hereto as Exhibit A;

                          (ii) Any gift of Stock by the Shareholder to the Shareholder's sibling(s) or direct lineal ascendent(s) or descendent(s) (including any adopted children) (or to a trust created for the benefit of any such sibling(s) or direct lineal ascendent(s) or descendent(s)) if each such recipient of such gift agrees in writing to be bound by all of the provisions of this Agreement to the same extent as if such recipient were the Shareholder, by execution of an Adoption Agreement in the form attached hereto as Exhibit A;

                          (iii) A transfer of any Stock of the Shareholder to its shareholders if each such shareholder agrees in writing to be bound by all of the provisions of this Agreement to the
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         same extent as if such shareholder were the Shareholder, by execution of an Adoption Agreement in the form attached hereto as Exhibit A; and

                          (iv) A transfer of any Stock of the Shareholder to a Family Limited Partnership created for the benefit of the Shareholder, Shareholder's spouse, Shareholder's sibling(s) or direct ascendant(s) or descendant(s) (including any adopted children) if such Family Limited Partnership agrees in writing to be bound by all of the provisions of this Agreement to the same extent as if such shareholder were the Shareholder, by execution of an Adoption Agreement in the form attached hereto as Exhibit A.

         2. Limitations on Dispositions. The Shareholder shall not make any Disposition of any Stock during the period beginning on the date of this agreement and for 365 days thereafter, except for a Permitted Disposition which is not in violation of any federal or state securities laws.

         3. Securities Laws Limitation. The Shareholder shall not make any Disposition of any Stock at any time if such action would constitute (i) a violation of the registration requirements of any federal or state securities laws, (ii) a breach of any condition to any exemption from registration of the Stock under any such laws, or (iii) a breach of any undertaking or agreement of the Shareholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. The Shareholder may dispose of the Stock in compliance with the requirements of Rule 144 under the Securities Act of 1933 if not otherwise limited by this Agreement.

         4. Standstill Agreement. During the two year period after the date hereof, if Parent is engaged in an underwritten public offering of its securities, the Shareholder shall not make any Disposition of any Stock on a securities exchange or in the over-the-counter or any other public trading market for whatever period of time and under such terms that Parent shall direct by written notice given to the Shareholder based on the recommendation of its underwriters; provided, however, that (i) such request shall not be for a period extending longer than that applicable to management shareholders of Parent; and (ii) any restrictions recommended by the underwriters shall not be more restrictive than those imposed on the management shareholders of Parent.

         5. Legal Opinion. Prior to any proposed Disposition (including a Permitted Disposition) of any Stock by the Shareholder, and unless waived by Parent, the Shareholder shall provide to Parent a written opinion of legal counsel, which counsel and opinion shall be reasonably satisfactory to Parent, to the effect that the proposed Disposition, which shall be accurately described in such opinion, is in compliance with this Agreement and is permitted by this Agreement and any other agreement to which the Shareholder is a party restricting the transferability of such Stock. Any certificate representing shares of Stock shall bear appropriate legends restricting the sale or other transfer of such Stock in accordance with applicable federal or state securities laws and in accordance with the provisions of this Agreement.

         6. Legend; Stop Transfer Instructions. Parent shall place a legend on either side of all certificates representing shares of Stock now owned or hereafter acquired by the Shareholder, or any permitted transferee, during the term of this




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Agreement to provide notice of the existence of this Agreement and its applicability to any Disposition of Stock. The legend shall be in substantially the following form:

                 BY THE TERMS OF A STOCK TRANSFER RESTRICTION AGREEMENT BETWEEN THE HOLDER AND THE ISSUER HEREOF, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE COMPANY WILL FURNISH COPIES OF SUCH AGREEMENTS TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

Parent also shall place stop transfer instructions with respect to such shares of Stock in its stock transfer records for such purpose.

         7. Breach. Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect. In connection with any such voided Disposition, Parent may hold and refuse to transfer any Stock or certificate therefor tendered for transfer, in addition and without prejudice to any and all other rights and remedies which may be available to Parent.

         8. Specific Enforcement. The Shareholder expressly agrees that Parent will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by the Shareholder, Parent shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof, against the Shareholder.

         9. Certain Participation Provisions. Parent shall not allow any of the officers and directors of Parent to include any shares of Parent Common Stock owned by them in a public offering of Parent Common Stock registered under the securities laws during the two-year period following the IPO Closing Date (as defined in the Exchange Agreement) without allowing the owners of the Founding Companies identified in the PPM (as defined in the Exchange Agreement), who received restricted Parent Common Stock in the sale of the stock or assets of the Founding Companies to Parent, to have the opportunity to include in such an offering the restricted shares of Parent Common Stock received by them as a result of such stock or asset sales, on the same terms and conditions as for said officers and directors, and in relative amounts pro rata to the number of shares of restricted Parent Common Stock owned by the above parties who participate in such an offering.

         10. Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the State of Texas and shall be binding upon the heirs, personal representatives, executors, administrators, and permitted successors and assigns of the parties.

         11. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.





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         12.     Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

         13. Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15. Notices. Any notice, reply or other communication required or permitted to be given under this Agreement must be given in writing and may be served by depositing the same in the United States mail, certified, postage prepaid, and addressed to the party or parties to be notified, or by delivering such notice in person to such party or parties. Such notice shall be effective upon receipt by the party to whom the notice is to be given. For the purposes of this Section 15, the address of Parent shall be:

                          BrightStar Information Technology Group, Inc.
                          Attention:  President
                          10375 Richmond Avenue, Suite 1620
                          Houston, Texas 77042

The address of the Shareholder shall be the Shareholder's address as shown on the signature page hereto or on an Adoption Agreement. Parent and the Shareholder shall have the right to change its or his address by giving written notice of the new address to the other party to this Agreement.

                 This Agreement is executed by the parties hereto and shall be effective as of the date first above written.

PARENT:                                  SHAREHOLDER:

BrightStar Information
Technology Group, Inc.
                                         /s/ BRIAN R. BLACKMARR
                                         -------------------------------------
                                                      (Signature)
By: /s/ THOMAS A. HUDGINS                Print
   ---------------------------------     Name: BRIAN R. BLACKMARR
   Thomas A. Hudgins, Executive Vice          --------------------------------
     President                           Address: 4433 Belclaire
                                                 -----------------------------
                                                  Dallas, Texas 75205
                                                 -----------------------------

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                                                         (please print)





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